Exhibit 99.1

Spero Therapeutics Announces Second Quarter 2023 Operating Results and Provides a Business Update

SPA Agreement with FDA for Phase 3 PIVOT-PO Trial of Tebipenem HBr

Phase 3 PIVOT-PO trial is expected to begin with First Patient, First Visit in 4Q 2023

Sath Shukla Became President and CEO, Effective August 1

Conference call and webcast at 4:30pm ET today

CAMBRIDGE, Mass., August 10, 2023 — Spero Therapeutics, Inc. (Nasdaq: SPRO), a multi-asset clinical-stage biopharmaceutical company, focused on identifying, developing and commercializing treatments in high unmet need areas involving rare diseases and multi-drug resistant (MDR) bacterial infections, announced today financial results for the second quarter ended June 30, 2023, and provided a business update.

“We are very pleased with the progress across our late-stage programs during the second quarter and in recent weeks,” said Sath Shukla, President, and Chief Executive Officer of Spero. “Receipt of the written agreement from the FDA, under a Special Protocol Assessment, regarding the overall design of our planned pivotal Phase 3 PIVOT-PO study, was a crucial milestone in our tebipenem HBr program. We look forward to enrolling the first patients in the trial, which we expect to begin in the fourth quarter of this year. Additionally, enrollment for our Phase 2 clinical proof-of-concept trial, evaluating SPR720 in non-tuberculous mycobacterial pulmonary disease, continues to advance. Lastly, we also expect to file an IND for SPR206 in the fourth quarter of this year, with the goal of conducting a Phase 2 trial in patients with hospital-acquired or ventilator-associated bacterial pneumonia.”

Program Highlights and Upcoming Anticipated Milestones

Tebipenem HBr

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On July 31, 2023, Spero announced that it received written agreement from the U.S. Food and Drug Administration (FDA), under a Special Protocol Assessment (SPA), on the design and size of PIVOT-PO, a pivotal Phase 3 clinical trial of tebipenem HBr in patients with complicated urinary tract infection (cUTI), including acute pyelonephritis (AP). PIVOT-PO is a global, randomized, double-blind, Phase 3 clinical trial of oral tebipenem HBr vs. intravenous imipenem cilastatin, in hospitalized adult patients with cUTI/AP. The FDA has indicated that positive and persuasive results from PIVOT-PO, along with previously completed studies, could be sufficient to support approval of tebipenem HBr as a treatment for cUTI, including pyelonephritis, for a limited use indication. The trial is expected to begin with First Patient, First Visit in 4Q 2023.

•	Spero is entitled to receive a $30 million development milestone payment, pursuant to its exclusive license agreement with GSK. Spero is also eligible to receive the following additional milestone/royalty payments under the terms of its license agreement with GSK, conditional upon achievement of certain progression of milestones: (1) up to an additional $120 million in development milestones as the Phase 3 clinical trial progresses; (2) up to $150 million in potential commercial milestones based on first commercial sales; (3) up to $225 million in potential sales-based milestones; and (4) low-single digit to low-double digit (if sales exceed $1 billion) tiered royalties on net product sales of tebipenem HBr in all territories, except Japan and certain other Asian countries.

SPR720

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The Phase 2a clinical trial of SPR720, a potential novel first-line oral therapy for nontuberculous mycobacterial pulmonary disease (NTM-PD), continues to enroll participants at approximately 25 active sites, with topline data expected in the second half of 2024. The trial is expected to enroll up to 35 treatment-naïve or treatment-experienced participants with NTM-PD, who do not have treatment-refractory NTM-PD, due to Mycobacterium avium complex. The primary endpoint is evaluating changes in bacterial load in sputum samples from baseline to the end of the 56-day treatment period. Key secondary endpoints include assessments of clinical response, quality of life, pharmacokinetics, and safety and tolerability. For more information on the trial and its design, see ClinicalTrials.gov identifier NCT05496374.

SPR206

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Spero is preparing to advance SPR206, a novel, investigational, intravenously administered next generation polymyxin antibiotic being developed to treat MDR Gram-negative bacterial infections, into a Phase 2 trial in participants with hospital-acquired or ventilator-associated bacterial pneumonia. Spero expects to submit an Investigational New Drug (IND) application to the FDA to support this Phase 2 trial in the fourth quarter of 2023.

Management Update

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Satyavrat “Sath” Shukla, Spero’s prior Chief Financial Officer and Treasurer, became President and Chief Executive Officer (CEO) of the company, and a member of the Board of Directors, effective August 1, 2023. Mr. Shukla succeeded Spero’s prior CEO and President, Ankit Mahadevia, M.D., who became Chairman of the Board of Directors, effective August 1, 2023. The prior Chairman of the Board, Milind Deshpande, Ph.D., is remaining on the Board of Directors as an independent director, and current Board member, Patrick Vink, MD., has been appointed Lead Director.

Second Quarter 2023 Financial Results

Spero reported a net loss for the second quarter ended June 30, 2023 of $11.9 million or $0.23 per basic and diluted share of common stock, compared to a net loss of $28.7 million or $0.87 per basic and diluted share of common stock reported for the same period in 2022.

Total revenues for the second quarter of 2023 were $2.7 million, compared with revenues of $2.0 million in the second quarter of 2022. Revenue was approximately $0.7 million higher year over year due to revenue recognition associated with the GSK transaction.

Research and development expenses for the second quarter of 2023 were $9.5 million, compared with $8.2 million, of research and development expenses for the same period in 2022. The year-over-year increase was primarily due to higher direct costs related to the SPR720 program arising from increased clinical and preclinical activity related to the Phase 2 clinical trial., higher direct costs related to the tebipenem HBr program due to increased preclinical and clinical activity associated with the planned pivotal Phase 3 trial of tebipenem HBr, and higher direct costs associated with the SPR206 program. These increases were offset by lower R&D headcount expenses associated with the strategic restructuring announced in May 2022.

General and administrative expenses for the second quarter of 2023 of $6.1 million were lower than the $8.1 million reported in the same period in 2022, primarily as a result of decreased professional and consultant fees due to decreased commercial operation expenses and a decrease in facility-related and other costs. These decreases were offset by an increase in personnel-related costs. Personnel-related costs for the three months ended June 30, 2023 and 2022 included share-based compensation expense of $1.3 million and $0.8 million, respectively.

As of June 30, 2023, Spero had cash and cash equivalents of $77.7 million. Based on our cash and cash equivalents as of June 30, 2023, and inclusive of the $30 million development milestone payment to be received from GSK pursuant to our exclusive license agreement, we believe that our cash runway will be sufficient to fund us into the second half of 2025.

For further details on Spero’s financials, including results for the six-month period ended June 30, 2023, refer to Spero’s Quarterly Report on Form 10-Q, filed with the U.S. Securities and Exchange Commission (SEC) today.

Conference Call and Webcast

Spero will host a conference call and webcast today at 4:30 p.m. ET. To access the call, please dial 1-855-327-6837 (domestic) or 1-631-891-4304 (international) and refer to conference ID 10022241 or click on this link and request a return call. The conference call will also be webcast live and can be accessed through this website link, and on Spero’s website at www.sperotherapeutics.com on the “Events and Presentations” page under the “Connect” tab. An archived webcast will be available on Spero’s website for 30 days following the presentation.

Tebipenem HBr Research Support

Select tebipenem HBr studies have been funded in part with federal funds from the Department of Health and Human Services; Administration for Strategic Preparedness and Response; Biomedical Advanced Research and Development Authority, under contract number HHSO100201800015C.

Government Agency Research Support

The views expressed in this press release are those of the authors and may not reflect the official policy or position of the Department of the Army, Department of Defense, or the U.S. Government.

Department of Defense

Select SPR206 studies are supported by the Office of the Assistant Secretary of Defense for Health Affairs, through the Joint Warfighter Medical Research Program under Award No. W81XWH 19 1 0295. Opinions, interpretations, conclusions and recommendations are those of the author and are not necessarily endorsed by the Department of Defense.

National Institute of Allergy and Infectious Disease

Select SPR206 studies have been funded in whole or in part with Federal funds from the National Institute of Allergy and Infectious Diseases, National Institutes of Health, Department of Health and Human Services, under Contract No. 75N93021C00022.

About Spero Therapeutics

Spero Therapeutics, headquartered in Cambridge, Massachusetts, is a multi-asset, clinical-stage biopharmaceutical company focused on identifying, developing, and commercializing novel treatments for bacterial infections, including multi-drug resistant bacterial infections and rare diseases.

•	Spero Therapeutics is developing SPR720 as a novel oral therapy candidate for the treatment of a rare, orphan pulmonary disease caused by non-tuberculous mycobacterial infections.

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Tebipenem HBr is an investigational drug in the United States being developed for the treatment of cUTI, including pyelonephritis, caused by certain bacteria, in adult patients who have limited treatment options; tebipenem HBr is not FDA-approved.

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Spero Therapeutics also has an IV-administered next generation polymyxin product candidate, SPR206, developed from its potentiator platform, which is in development to treat MDR Gram-negative infections in the hospital setting.

For more information, visit www.sperotherapeutics.com

Forward Looking Statements

This press release may contain forward-looking statements. These statements include, but are not limited to, statements about the design, initiation, timing, progress and results of Spero’s preclinical studies and clinical trials and its research and development programs, as well as the regulatory path forward for tebipenem HBr and potential FDA approval, the potential commercialization of tebipenem HBr and its future value, the potential receipt of milestone payments and royalties on future sales under the GSK license agreement, and Spero’s cash runway. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intent,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including whether tebipenem

HBr, SPR720 and SPR206 will advance through the clinical trial process on a timely basis, or at all, taking into account the effects of possible regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, clinical trial design and clinical outcomes; whether the results of such trials will warrant submission for approval from the FDA or equivalent foreign regulatory agencies; whether the FDA will ultimately approve tebipenem HBr and, if so, the timing of any such approval; whether the FDA will require any additional clinical data or place labeling restrictions on the use of tebipenem HBr that would delay approval and/or reduce the commercial prospects of tebipenem HBr; whether a successful commercial launch can be achieved and market acceptance of tebipenem HBr can be established; whether results obtained in preclinical studies and clinical trials will be indicative of results obtained in future clinical trials; Spero’s reliance on third parties to manufacture, develop, and commercialize its product candidates, if approved; Spero’s need for additional funding; the ability to commercialize Spero’s product candidates, if approved; Spero’s ability to retain key personnel; Spero’s ongoing leadership transitions; whether Spero’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; and other factors discussed in the “Risk Factors” set forth in filings that Spero periodically makes with the SEC. The forward-looking statements included in this press release represent Spero’s views as of the date of this press release. Spero anticipates that subsequent events and developments will cause its views to change. However, while Spero may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Spero’s views as of any date subsequent to the date of this press release.

Investor Relations Contact:

Ted Jenkins

Vice President, Investor Relations and Strategic Finance

IR@sperotherapeutics.com

(617) 798-4039

Media Inquiries:

Lora Grassilli, Health Media Relations

Zeno Group

lora.grassilli@zenogroup.com

646-932-3735

Spero Therapeutics, Inc.

Condensed Consolidated Balance Sheet Data

(in thousands)

(Unaudited)

	June 30, 2023	December 31, 2022
Cash, cash equivalents and marketable securities	$77,690	$109,107
Other assets	21,195	15,695

Total assets	$98,885	$124,802

Total liabilities	44,103	48,868
Total stockholder’s equity	54,782	75,934

Total liabilities and stockholders’ equity	$98,885	$124,802

Spero Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues:
Grant revenue	$1,928	$1,097	$3,258	$2,919
Collaboration revenue	788	896	1,528	$1,143

Total revenues	2,716	1,993	4,786	4,062
Operating expenses:
Research and development	9,510	8,173	18,489	25,144
General and administrative	6,096	8,051	13,413	23,356
Restructuring	—	11,849	—	11,849

Total operating expenses	15,606	28,073	31,902	60,349

Loss from operations	(12,890)	(26,080)	(27,116)	(56,287)
Other income (expense)	976	(2,602)	1,936	(5,224)

Net loss	$(11,914)	$(28,682)	$(25,180)	$(61,511)

Net loss attributable to common shareholders of Spero Therapeutics, Inc.	$(11,914)	$(28,682)	$(25,180)	$(61,511)

Net loss per share attributable to common shareholders per share, basic and diluted	$(0.23)	$(0.87)	$(0.48)	$(1.88)
Weighted average shares outstanding, basic and diluted:	52,571,813	32,977,807	52,549,538	32,793,288